Exhibit 10.1

AGREEMENT

FOR PURCHASE AND SALE

OF ASSETS

BY AND BETWEEN

FOREST OIL CORPORATION

As Seller,

FOREST OIL PERMIAN CORPORATION

As Seller,

LINN OPERATING, INC.

As Purchaser

AND

LINN ENERGY HOLDINGS, LLC

As Purchaser,

Dated as of August 5, 2009

SCHEDULES

SCHEDULE A-1
DESCRIPTION OF PROPERTIES
SCHEDULE A-2
WELLS
SCHEDULE A-3
AGREEMENTS
SCHEDULE B
VALUE ALLOCATION
SCHEDULE C
SUITS AND CLAIMS
SCHEDULE D
TRANSITION SERVICES AGREEMENT
SCHEDULE E
OUTSTANDING AFE’S
SCHEDULE F-1
GENERAL ASSIGNMENT AND BILL OF SALE FORM
SCHEDULE F-2
ASSIGNMENT FORM
SCHEDULE G
ENVIRONMENTAL CONDITIONS
SCHEDULE 1.3
EXCLUDED ASSETS
SCHEDULE 2.3
TANGIBLE/INTANGIBLE ASSET ALLOCATION
SCHEDULE 3.6
PREFERENTIAL RIGHTS TO PURCHASE
SCHEDULE 4.10
LAW VIOLATIONS
SCHEDULE 4.11
UNPAID OBLIGATIONS
SCHEDULE 4.12(a)
TAKE OR PAY OBLIGATIONS
SCHEDULE 4.12(b)
IMBALANCES
SCHEDULE 4.13
MISSING PERMITS
SCHEDULE 4.14
PAYOUT BALANCES
SCHEDULE 15.14
BONDS AND PERMITS

v

AGREEMENT FOR PURCHASE

AND SALE OF ASSETS

This Agreement for Purchase and Sale of Assets (the “Agreement”), dated as of August 5 2009, is made and entered into by and among Forest Oil Corporation, a New York corporation, and Forest Oil Permian Corporation, a Delaware corporation (collectively “Seller”), and Linn Operating, Inc. a Delaware corporation and Linn Energy Holdings, LLC a Delaware limited liability company (collectively “Purchaser”).

RECITALS

A.            Seller desires to sell to Purchaser the assets, properties and rights hereinafter described upon the terms and subject to the conditions, exceptions and reservations hereinafter set forth;

B.            Purchaser desires to purchase from Seller such assets, properties and rights as hereinafter set forth upon the terms and subject to the conditions, exceptions and reservations hereinafter set forth; and

C.            In consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, Seller and Purchaser, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1             Purchase and Sale.

Subject to the provisions of this Agreement, Seller agrees to sell and convey at the Closing (as defined in Section 11.1), and Purchaser agrees to purchase and accept at the Closing, such conveyance to be effective for all purposes as of 7:00 a.m. at the location of each of the respective Assets on July 1, 2009 (the “Effective Time”), all of the following, less and except the Excluded Assets (as hereinafter defined), which shall be herein referred to collectively as the “Assets”.

Section 1.2             Assets.

The Assets shall mean the following:

(a)  All right, title and interest of Seller in and to all oil and gas leases, other similar leases, mineral interests, royalties, and overriding royalties, whether producing or non-producing, as described on Schedule A-1 attached hereto (the “Leases”), and any other rights and interests of any type in, on or under or relating to the lands also described on Schedule A-1 or in any of the Leases (the “Land”), and including any and all right, title and interest of Seller in and to the oil, gas and other hydrocarbons and other products produced in association therewith in, on or under any of the foregoing, and all oil and gas wells and injection and disposal wells located on any of the foregoing, or used or useful in connection therewith, or on lands pooled or unitized therewith, including, without limitation, the wells described in Schedule A-2 attached hereto (the “Wells”);

(b)  All right, title and interest of Seller in, to and under or derived from all presently existing or proposed unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created or to be created thereby (including, but not limited to, all units formed or to be formed under orders, regulations, rules or other official actions of any federal, state or other governmental agency having jurisdiction) including without limitation, the agreements, declarations, orders, properties and units described in Schedule A-3 attached hereto to the extent that they relate to or affect all or any part of the Leases , Lands or Wells (“Unit Agreements”) ;

(c)  Subject to any and all applicable consents to assign and other limitations on Seller’s rights to assign, all right, title and interest of Seller in, to and under or derived from all contracts, agreements, and instruments to the extent that they relate to or affect any of the Leases, Lands, Wells or Unit Agreements, including presently existing and effective oil, gas liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, joint venture agreements, farmout agreements, partnership agreements, settlement agreements and all other agreements and instruments, including without limitation the agreements, instruments, and contracts described in Schedule A-3 attached hereto;

(d)  All right, title and interest of Seller in or to all personal property, fixtures, equipment leases, improvements, and other personal property, whether real, personal, or mixed (including, but not limited to, well equipment, casing, tubing, tanks, rods, tank batteries, boilers, buildings, pumps, motors, machinery, injection facilities, disposal facilities, field separators and liquid extractors, compressors, pipelines, gathering systems, docking facilities, air service facilities, helicopter facilities, power lines, telephone and telegraph lines, roads, and field processing plants, field offices and office furnishings related thereto, field office leases, equipment leases, trailers and all other appurtenances thereunto belonging), (the “Equipment”) and in and to all easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights, to the extent now being used or proposed to be used in connection with the exploration, development, operation or maintenance of the properties and interests described in subsections (a), (b) and (c) of this Section 1.2, or now being used or proposed to be used in connection with the producing, treating, processing, storing, gathering, transporting or marketing of oil, gas and other hydrocarbons and other products produced in association therewith attributable to such properties or interests, and all contract rights (including rights under leases to third parties) related thereto (the “Easements”) and in and to all natural gas, crude oil, condensate or other products produced from the properties described or referred to in subsection (a) of this Section 1.2 placed into storage or into pipelines (the “Products”);

(e)  All of Seller’s right, title and interest in and to any production imbalances or balancing agreements relating to any of the Leases or otherwise arising by virtue of the fact that Seller may not have taken or marketed its full share of oil, gas and other hydrocarbons and other products produced in association therewith attributable to its ownership prior to the Effective Time;

(f)  Subject to the provisions of Section 1.3, all of Seller’s right, title and interest in and to all causes of action, judgments, pending litigation, claims and demands set forth on Schedule C; and

(g)  Copies of all of Seller’s accounting records and books and files relating to any of the foregoing matters set forth in this Section 1.2 including, without limitation, all production records, operating records, correspondence, lease records, well records, and division order records; prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells), contracts, electric logs, core data, pressure data, decline curves, graphical production curves, and a non-exclusive license to all geophysical data owned by Seller (collectively, the “Records”); provided, however, that the Records shall not include any interpretive information, documents, or reports, shall not include any Records that Seller is not contractually or legally permitted to assign, and, except as specifically otherwise provided in Article XIV, shall not include payroll or personnel records; and provided, further, that Seller shall be entitled to retain copies of all accounting records and other files that Seller reasonably believes it will need access to for future audit, tax, or reporting requirements.

Section 1.3                                      Excluded Assets.

Seller shall reserve and retain all of the Excluded Assets.  “Excluded Assets” shall mean:

(a) all of Seller’s corporate minute books, accounting and financial records, and other business records that relate to Seller’s business generally (including the ownership of the Assets);

(b) all trade credits, all accounts, suspended funds not otherwise specifically accounted for pursuant to Section 8.5, below, receivables (including from the results of audits), and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(c) all rights and interests of Seller (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property occurring prior to the Effective Time;

(d) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(e) all claims of Seller for refunds of or loss carry forwards with respect to (A) production or any other taxes attributable to any period prior to the Effective Time, (B) income or franchise taxes or (C) any taxes attributable to the Excluded Assets;

(f)  all personal computers and associated peripherals and all radio and telephone equipment;

(g)  all of Seller’s computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(h)  all documents and instruments of Seller that may be protected by an attorney-client privilege other than title opinions;

(i)  all data that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with third parties;

(j)  all hedging transactions and gains or losses attributable to any hedging activities, whether occurring before or after the Effective Time;

(k) all correspondence, reports, analyses and other documents relating to the transaction contemplated hereby (including without limitation, environmental reports and analyses), whether internal, with or produced by other prospective purchasers, produced by consultants or other third parties or otherwise, and

(l) the assets and liabilities listed on Schedule 1.3.

ARTICLE II

PURCHASE PRICE

Section 2.1             Purchase Price.

The aggregate purchase price payable by Purchaser to Seller for the Assets shall be Ninety-Five Million Dollars ($95,000,000.00) (the “Preliminary Purchase Price”), subject to adjustment as set forth in Section 2.4 below.

Section 2.2             Performance Deposit.

Upon execution of this Agreement, Purchaser shall pay to Seller by wire transfer a deposit in the amount of Nine Million, Five-Hundred Thousand Dollars ($9,500,000.00) (“Performance Deposit”) to be held by Seller in accordance with this Agreement.  In the event that the transactions contemplated by this Agreement are consummated, the Performance Deposit shall be applied to the Purchase Price as set forth in Section 2.5(b) below.  In the event this Agreement is terminated, the Performance Deposit shall be applied in accordance with the provisions of Article X.

Section 2.3             Allocation of the Purchase Price.

(a)           The Preliminary Purchase Price shall be allocated among the Leases and equipment included in the Assets in accordance with Section 8.3(b) and the allocations set forth on Schedule B.  Any adjustments to the purchase price under Section 2.4 and Section 12.1 shall correspondingly (as appropriate) adjust the allocations set forth on Schedule B.

(b)           On or before the Closing Date, Seller and Purchaser shall agree in writing as to the allocation of the Final Purchase Price among the Assets under the methodology required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).  Such agreed allocation shall be set forth on Schedule 2.3 attached hereto.  Seller and Purchaser must report the transactions contemplated hereby on all tax returns, including, but not limited to Form 8594, in a manner consistent with such allocation.  Any adjustments to the purchase price under Section 2.4 and Section 12.1 shall correspondingly (as appropriate) adjust the allocations set forth on Schedule B.

Section 2.4             Adjustment to Purchase Price.

The Preliminary Purchase Price shall be adjusted as follows and the resulting amount shall be herein called the “Final Purchase Price”:

(a)           The Preliminary Purchase Price shall be adjusted upward by the following (on a cash basis and on a sales, not an entitlement, method of accounting):

(i)  The amount of all capital expenditures (net to Seller’s interest) incurred and paid by Seller during the period on or after the Effective Time to the Closing Date (“Adjustment Period”) in respect of the ownership and operation of the Assets;

(ii)  The amount of all operating costs incurred and paid by Seller (excluding amounts paid in connection with the transactions contemplated by this Agreement) in respect of the ownership and operation of the Assets during the Adjustment Period;

(iii)  The value (determined by the price most recently paid prior to the Effective Time for such oil less all applicable deductions including, without limitation, deductions for tank bottom sediment and water) of all oil in storage above the wellhead as of the Effective Time which is credited to the Assets, less applicable production taxes, royalty and other burdens on the production payable on such oil and subsequently paid by Seller, the amount of oil in storage as of the Effective Time to be based on gauge reports to the extent available or on alternative methods to be agreed by the parties.

(iv)  The amount of underproduced volumes of gas attributable to Seller as of the Effective Time, multiplied by a price of $4.00/Mcf for such production (net of royalties and taxes) in each case to the extent provided by existing balancing and other agreements affecting the Assets.

(v)  The amount of any Title Adjustment which is a net increase in the value of an Asset, as defined in Section 3.4(b).

(b)           The Preliminary Purchase Price shall be adjusted downward by the following (on a cash basis and on a sales, not an entitlement, method of accounting):

(i)  Amounts received by Seller for the sale of oil, gas, liquids or other associated minerals produced during the Adjustment Period (net of any production royalties, transportation costs and of any production, severance or sales taxes paid or to be paid by Seller), and all other amounts received or to be received by Seller relating to the ownership and operation of the Assets during the Adjustment Period including but not limited to amounts attributable to prepayments, cash calls, advance payments, gas transportation, take or pay payments and similar payments;

(ii)  Amounts received by Seller for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets without Purchaser having received full payment therefor;

(iii)  All amounts otherwise received by Seller and attributable to the ownership of the Assets during the Adjustment Period;

(iv)  An amount equal to the value of the Assets set forth on Schedule B with respect to which preferential purchase rights have been exercised in accordance with Section 3.6;

(v)  The amount of any Title Adjustment which is a net reduction in the value of an Asset, as defined in Section 3.4(b);

(vi) An amount equal to the value of any Casualty Loss as defined in Section 3.5; and

(vii)  The amount of overproduced volumes of gas attributable to Seller as of the Effective Time, multiplied by a price of $4.00/Mcf for such production (net of royalties and taxes) in each case to the extent provided by existing balancing and other agreements affecting the Assets.

(viii)  An amount equal to any adjustment set forth in Section 13.2(b), Section 13.2(d), and 13.2(e).

(c)           It is Seller’s and Purchaser’s intent that the adjustments under this Agreement to the Preliminary Purchase Price, and any components of such adjustments, shall not be applied or computed in a manner that results in duplicative effect.

Section 2.5             Payment and Calculation of Estimated Final Purchase Price; Payment at Closing.

(a)           Seller shall prepare and deliver to Purchaser, at least five “Business Days” (which term shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are required or authorized by law to be closed) prior to the Closing Date, Seller’s estimate of the Final Purchase Price to be paid at Closing, based upon the best information reasonably available to Seller, (such estimated Final Purchase Price being herein referred to as the “Estimated Final Purchase Price”), together with a statement setting forth Seller’s estimate of the amount of each adjustment to the Preliminary Purchase Price to be made pursuant to Section 2.4.  The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing.

(b)           At Closing, Purchaser shall pay to Seller the Estimated Final Purchase Price determined as set forth in Section 2.5(a) less an amount equal to the Performance Deposit without interest earned thereon.

ARTICLE III

ASSET INSPECTION AND TITLE EXAMINATION

Section 3.1             Access to Records and Properties of Seller.

Between the date of this Agreement and Closing, Seller agrees, subject to Section 8.2, to give Purchaser and its representatives full access at all reasonable times to the Assets and to the Records for inspection and copying at Purchaser’s expense at Seller’s office in Denver, Colorado.  To the extent records are kept or maintained by Seller in other locations, Seller agrees to make same available at such other locations.

Section 3.2             On-Site Tests and Inspections.

Seller shall permit or, in case of any third-party operated wells, use its commercially reasonable efforts to cause the operator thereof to permit, Purchaser’s authorized representatives to consult with Seller’s or third-party operator’s agents and employees during reasonable business hours and to conduct, at Purchaser’s sole risk and expense, on-site inspections, tests and inventories of the Assets.  Purchasers environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05) (“Site Assessment”), and at Seller’s discretion, shall be accompanied by Seller’s representative. If this agreement is terminated for any reason, Purchaser shall furnish Seller, free of cost to Seller, a copy of any written report prepared by or for Purchaser related to any Site Assessment of the Properties as soon as reasonably possible.  All environmental reports prepared by or for Purchaser shall be maintained in strict confidence by Purchaser and shall be used by Purchaser solely in connection with the evaluation of the Properties or in any dispute with Seller involving the Properties.  Except as provided in the preceding sentence, if Closing does not occur, such reports shall not be disclosed to any other party.  If Closing does not occur, the foregoing obligation of confidentiality shall survive for five (5) years after the termination of this Agreement.

Section 3.3            Title Matters.

(a)           For the sole purpose of determining the existence of Title Defects prior to the Closing, Seller warrants that it owns Defensible Title (as defined in Section 3.3(b)) to the Leases except to the extent affected by the litigation described on Schedule C.

(b)           As used herein, the term “Defensible Title” to the Assets shall mean such title of Seller that,:

(i)            is deducible of record either from the records of the applicable county or parish clerk and recorder or, in the case of federal leases, from the records of the applicable office of the Bureau of Land Management, or in the case of state leases, from the records of the applicable state land office, or from some combination of the foregoing official records;

(ii)           entitles Seller to receive not less than the net revenue interest (indicated by the letters “NRI”) of Seller set forth in Schedule B of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Leases throughout the life of such properties;

(iii)          obligates Seller to bear costs and expenses relating to the maintenance, development and operation of the Leases in an amount not greater than the working interest (indicated by the letters “WI”) set forth in Schedule B throughout the life of such properties except to the extent such increase in working interest is accompanied by a proportionate increase in net revenue interest; and

(iv)          is free and clear of encumbrances, liens and defects other than the Permitted Encumbrances.

(c)           The term “Permitted Encumbrances”, as used herein, shall mean:

(1)           lessors’ royalties, overriding royalties, and division orders and sales contracts covering oil, gas or associated liquid or gaseous hydrocarbons, reversionary interests and similar burdens if and to the extent the net cumulative effect of such burdens does not operate to reduce the net revenue interest at any time in any property to less than the net revenue interest set forth in Schedule B:

(2)   preferential rights to purchase and required third-party consents to assignments and similar agreements with respect to which prior to Closing;

(i)            waivers or consents are obtained from the appropriate parties, or

(ii)           the appropriate time period for asserting such rights has expired without an exercise of such rights;

(3)           liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material and are being contested in good faith in the normal course of business;

(4)           all rights to approve, required notices to, filings with, or other actions by governmental or tribal entities in connection with the sale or conveyance of the Assets if the same are customarily obtained subsequent to such sale or conveyance;

(5)           rights of reassignment, to the extent any exist as of the date of this Agreement, upon the surrender or expiration of any lease;

(6)           easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, or the like; conditions, covenants or other restrictions; and easements for pipelines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets which individually, or in the aggregate, do not materially adversely affect the ownership, operation, value or use of the Assets, or any of them;

(7)           all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets (including, without limitation, liens of operators relating to obligations not yet due or pursuant to which Seller is not in default) that do not reduce the net revenue interest set forth in Schedule B, or do not prevent the receipt of proceeds of production therefrom, or do not increase the share of costs above the working interest set forth in Schedule B, or that do not materially interfere with or detract from the operation, value or use of any of the properties included within the Assets;

(8)           liens, if any, to be released at Closing in a form acceptable to Purchaser;

(9)           the terms and conditions of all Leases, agreements, orders, pooling or unitization agreements or declarations included in the Assets or to which the Assets are subject as long as same do not reduce the net revenue interests for the Assets listed in Schedule B or do not increase the working interests for the interests set forth in Schedule B; and

(10)         rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; and

(11)         Materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’ or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Assets

(i)            if they have not been filed pursuant to law,

(ii)           if filed, they have not yet become due and payable or payment is being withheld as provided by law and Seller either indemnifies Purchaser or agrees to reduce the Preliminary Purchase Price for the amount claimed, or

(iii)          if their validity is being contested in good faith by appropriate action provided that Seller either indemnifies Purchaser or agrees to reduce the Preliminary Purchase Price for the amount claimed.

(d)           The term “Title Defect” as used herein shall mean any encumbrance, encroachment, irregularity, defect in or objection to Seller’s title to the Leases and Wells (excluding Permitted Encumbrances) which would result in Seller not having Defensible Title.

Section 3.4            Title Adjustments.

(a)           “Defective Interest(s)” shall mean that portion of the Assets (as determined in accordance with Section 3.4(c)) as to which the warranty stated in Section 3.3(a) is breached or that Purchaser is otherwise entitled under Sections 3.5 or 3.6 to treat as a Defective Interest, and of which Seller has been given written notice by Purchaser not later than five (5) Business Days before Closing or any later date specified in Section 3.6 for Defective Interests described in that Section (“Defective Interest Notice Date”).  Such written notice shall include

(i)            a description of the Defective Interest,

(ii)           the basis for the defect that Purchaser believes causes such Asset to be a Defective Interest,

(iii)          the Allocated Value of the affected Asset calculated in accordance with Section 3.4(c), and

(iv)          the amount by which Purchaser believes the Allocated Value of the affected Asset has been reduced by the Defective Interest;

provided however, that any Title Defect (or individual Title Benefit, as defined in Section 3.8) for which the Title Adjustment, as determined in Section 3.4(c), below, is less than twenty-five thousand dollars ($25,000) shall not be a Defective Interest or Title Benefit.  For purposes of determining Title Adjustments pursuant to this Agreement, and without waiver of Purchaser’s rights under the conveyances of the Assets to be delivered at Closing, Purchaser shall be deemed to have waived all Title Defects of which Seller has not been given written notice by the Defective Interest Notice Date.  Prior to Closing, Seller shall have the option, but not the obligation, to cure any Title Defect or other breach of title warranty for which timely notice is given.  If Purchaser desires to attempt to cure any Title Defect, Seller shall cooperate with Purchaser, prior to the Closing Date, in endeavoring to cure any such Title Defect.

(b)           Defective Interests and Title Benefits shall be conveyed to Purchaser hereunder, and the Preliminary Purchase Price shall be reduced or increased, as the case may be, in accordance with Section 2.4 by an amount determined in accordance with Section 3.4(c) for such Defective Interests and Title Benefits (which net reduction or increase, as applicable, shall be called a “Title Adjustment”) but only to the extent that the total amount of all Title Adjustments exceeds one percent (1%) of the Preliminary Purchase Price, unless prior to the Closing, the basis for treating such Assets as Defective Interests has been removed in a manner satisfactory to Purchaser.  For avoidance of doubt, Seller and Purchaser agree that the foregoing threshold is a deductible.  If Seller and Purchaser cannot agree to the amount of a Title Adjustment for a specified Title Defect or Title Benefit, all information relating to the Defective Interest or Title Benefit shall be submitted to a title attorney chosen by mutual agreement of the parties, who shall have a minimum of ten (10) years experience in examining oil and gas titles, who shall, in good faith, determine the Title Adjustment.

(c)           The value of each of the Leases and Wells for purposes of determining Purchase Price adjustments under this Section 3.4 (the “Allocated Value”) shall be determined in accordance with Schedule B which Schedule shall be mutually agreed upon by the parties.  The amount of the Title Adjustment for a Defective Interest or Title Benefit shall be the Allocated Value thereof if the Defective Interest or Title Benefit constitutes the entire property given an Allocated Value.  If the amount of a Title Adjustment cannot be determined directly because the Defective Interests or Title Benefit constitute a property or interest included within, but not totally comprising, the Assets to which an Allocated

Value is given, Purchaser and Seller shall proportionately reduce the Allocated Value to reflect the present or potential impact of the Title Defect or Title Benefit.  The amount of any Title Adjustment shall reflect the anticipated reduction or increase of the Allocated Value for the affected property caused by the breach of title warranty or Title Benefit, taking into account the method for arriving at such Allocated Value, the legal and practical effect of the Title Defect or Title Benefit or other breach, the probability of adverse impact of the Title Defect or breach of title warranty on the use and enjoyment of the property interest affected, and the potential economic effect of the Title Defect or breach of title warranty or Title Benefit over the life of the property involved; provided, however that if the Title Defect is an actual reduction in net revenue interest, , then the amount of the Title Adjustment shall be the product of the Allocated Value of the Defective Interest multiplied by a fraction, the numerator of which is the actual net revenue interest or ownership and the denominator of which is the net revenue interest or percentage ownership stated on Schedule B.

(d)           Notwithstanding any claimed Title Defect, Purchaser shall have the right at any time up to the Closing Date to waive any such claim, and purchase the affected property without reduction of the Purchase Price.

Section 3.5             Casualty Loss.

If, prior to the Closing, any portion of the Wells or related equipment is destroyed or impaired by fire or other casualty, Purchaser may elect:

(a)           to treat the Assets so affected by such destruction as Defective Interests in accordance with Section 3.4, provided however that neither the twenty-five thousand dollar threshold in Section 3.4(a) nor the 1% of Purchase Price deductible in Section 3.4(b) will be applicable to the exclusion of such Assets and the Preliminary Purchase Price will be adjusted downward by the amount of the Allocated Value for such Asset, or

(b)           to purchase such Assets notwithstanding any such destruction (without adjustment to the Preliminary Purchase Price therefor), in which case, Seller shall, at the Closing, pay to Purchaser all sums paid to Seller by third-parties (including insurance proceeds relating thereto) and assign to Purchaser all sums to which Seller is entitled, as the case may be, by reason of the destruction of such Wells and the underlying Assets to be assigned to Purchaser and shall assign, transfer and set over unto Purchaser all of the right, title and interest of Seller in and to any unpaid awards or other payments from third-parties arising out of the destruction of such Wells and the Assets to be assigned to Purchaser.

Prior to the Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any destruction of such Wells and the underlying Assets without first obtaining the written consent of Purchaser.

Section 3.6             Identification of Additional Defective Interests.

(a)           Seller has listed all preferential rights to purchase the Assets on Schedule 3.6.   Seller shall promptly prepare and send (i) notices to the holders of any required consents to assignment of any Assets requesting such holder’s consent to assign such Assets to Purchaser and (ii) notices to the holders of any applicable preferential rights to purchase any Asset requesting waivers of such preferential rights to purchase; provided, however, that Purchaser shall have the opportunity to review such notices before they are sent.   The consideration payable under this Agreement for any particular Assets for purposes of preferential purchase right notices shall be the Allocated Value for such Assets. Seller shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing. Purchaser shall cooperate with Seller in seeking to obtain such consents and waivers of preferential rights.

(b)           If any preferential purchase right is exercised prior to or after the Closing, Purchaser may elect to treat that portion of the Assets affected by such preferential right as a Defective Interest, subject to the additional provisions of this paragraph.  If Seller receives notice of such exercise prior to Closing, Seller shall give Purchaser notice thereof in accordance with Section 3.4(a) prior to the Closing, in which event the property affected by such preferential purchase right shall be treated as a Defective Interest; provided however that neither the twenty-five thousand dollar threshold in Section 3.4(a) nor the 1% of Purchase Price deductible in Section 3.4(b) will be applicable to the exclusion of such Assets and the Preliminary Purchase Price will be adjusted downward by the amount of the Allocated Value for such Asset.  If Seller or Purchaser receive notice of such exercise after the Closing, the party receiving such notice shall promptly give notice to the other party, and Purchaser shall convey the affected property interest to the holder of the preferential purchase right upon receipt of the Allocated Value attributable thereto from such party.

(c)           If, prior to the Closing Date, Purchaser or Seller become aware of any suit, action or other proceeding before any court or government agency other than those listed in Schedule C that would result in loss or impairment of Seller’s title to any portion of the Assets, or a portion of the value thereof, Purchaser may elect to treat that portion of the Assets affected thereby as a Defective Interest by giving Seller notice thereof in accordance with Section 3.4(a) no later than the Closing Date, in which event the procedures specified in Section 3.4 shall apply to the property affected by such proceeding; provided however that neither the twenty-five thousand dollar threshold in Section 3.4(a) nor the 1% of Purchase Price deductible in Section 3.4(b) will be applicable to the exclusion of such Assets and the Preliminary Purchase Price will be adjusted downward by the amount of the Allocated Value for such Asset.

(d)           If with respect to any preferential purchase rights and required third-party consents to assignment and similar agreements, one or more of the conditions set forth in Section 3.3(c)(2) has not been met prior to the Closing, Purchaser may elect to treat that portion of the Assets affected thereby as a Defective Interest by giving Seller notice thereof in accordance with Section 3.4(a) no later than the Closing Date, in which event the procedures specified in Section 3.4 shall apply to the property affected by such third-party right; provided however that neither the twenty-five thousand dollar threshold in Section 3.4(a) nor the 1% of Purchase Price deductible in Section 3.4(b) will be applicable to the exclusion of such Assets and the Preliminary Purchase Price will be adjusted downward by the amount of the Allocated Value for such Asset.

Section 3.7             Termination Due to Title Matters and Conditions.

If, prior to Closing, the aggregate amount of the value of (a) all Title Adjustments asserted in good faith under this Article III and (b) all adjustments for Conditions pursuant to Section 13.2(b)(i), equals or exceeds twenty percent (20%) of the Preliminary Purchase Price, then either party, at its option exercised by the giving of written notice to the other party not later than the Closing, may elect to terminate this Agreement, in which event Seller and Purchaser shall be under no obligation to each other with regard to the purchase and sale of any of the Assets, such termination to be without liability to either party.  Failure of either party to give timely notice to the other party of an election to terminate this Agreement pursuant to this Section 3.7 shall be deemed an election not to terminate this Agreement.

Section 3.8            Title Benefits.

(a)           If a Party discovers any Title Benefit affecting the Assets, it shall promptly notify the other Party in writing thereof on or before the expiration of the Defective Interest Notice Date.   Subject to Section 3.4(a) and 3.4(b), Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 2.4(a)(vi) with respect to all Title Benefits, in an amount determined in accordance with Section 3.4(c).  For purposes of this Agreement, the term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Asset is greater than that set forth in Schedule B or Seller’s Working Interest in any Asset less than that set forth in Schedule B (without a corresponding decrease in the Net Revenue Interest) subject to the restriction of Section 3.4(a). Any matters that may otherwise constitute Title Benefits, but of which neither party has been specifically notified in accordance with the foregoing, shall be deemed to have been waived by Seller for all purposes.

(b)           Subject to Section 3.4(a) and 3.4(b), the aggregate amount of undisputed Title Benefits shall be netted against the aggregate amount of undisputed Defective Interests prior to any adjustment of the Purchase Price at Closing pursuant to Section 2.4.

(c)           If with respect to a Title Benefit the Parties have not agreed on the amount of the upward Purchase Price adjustment or have not otherwise agreed on such amount prior to the Closing Date, Seller or Purchaser shall have the right to elect to have such Purchase Price adjustment determined pursuant to Section 3.4(b).  If the amount of such adjustment is not determined pursuant to this Agreement by the Closing, the undisputed portion of the Purchase Price with respect to the Asset affected by such Title Benefit shall be paid by Purchaser at the Closing and, subject to Section 3.4(b), upon determination of the amount of such adjustment, any unpaid portion thereof shall be paid by Purchaser to Seller or shall be netted against the aggregate amount of any disputed Title Adjustments that also are determined after Closing.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

As used in this Article IV when referring to Seller, “Knowledge” means all information attributed to Seller that is actually known to the following employees of Seller :  Glen J. Mizenko, Senior Vice President Business Development & Engineering, Scott Laverde, Vice President Acquisitions & Divestitures, Leonard Gurule, Senior Vice President Western Region, Ralph Thomas, Director of Tax, and Stephen Rawlings, Production Manager Western Region. Seller represents and warrants to Purchaser as follows:

Section 4.1             Organization, Standing and Power.

Forest Oil Corporation is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and Forest Oil Permian Corporation is a corporation duly organized and in good standing under the laws of the state of Delaware.  Each Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.   Seller is duly qualified to carry on its business in each state identified in Schedule A where failure to so qualify would have a materially adverse effect upon its business or properties in such state.

Section 4.2             Authority and Enforceability.

The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, on the part of Seller.  This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles.  Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will

(a)           conflict with or result in a breach of any provision of Seller’s certificate of incorporation or bylaws,

(b)           except with respect to third-party consents or waivers required in connection with agreements and properties to be assigned pursuant to this Agreement (it being understood that Seller will make reasonable efforts to obtain such required consents or waivers) result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or by which Seller or any of Seller’s properties or assets may be bound or,

(c)           violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to any Seller, or any Seller’s properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement, except, in any of (a)-(c), where any such foregoing effect would not be likely to affect Purchaser’s ability to own, possess, control or enjoy the Assets.

Section 4.3             Claims Affecting the Assets.

Except as disclosed on Schedule C, to Seller’s Knowledge, there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Seller’s Knowledge, threatened against or affecting the Assets.  Except as disclosed on Schedule C, Seller has not received any notice in writing from any Governmental Body or any other Person claiming any violation of or noncompliance with any Law with respect to the Assets (including any such Law concerning the conservation of natural resources).

Section 4.4             Claims Affecting the Sale.

Except as disclosed on Schedule C, to Seller’s Knowledge there is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending, or to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller which has affected or could affect Seller’s ability to consummate the transactions contemplated by this Agreement.  In this Agreement, “Affiliate” means any person or entity which controls, is controlled by or is under common control with, the subject person or entity.

Section 4.5             No Demands.

Except as disclosed on Schedule C, Seller has received no notice of any claimed defaults, offsets or cancellations from any lessors with respect to the Leases, and Seller has no Knowledge of the existence of any default existing with respect to any of the Leases or any express or implied term of any Lease.

Section 4.6             Taxes.

(a)           To Seller’s Knowledge all ad valorem, real property, personal property, production, severance, excise and other taxes applicable to the ownership and operation of the Assets prior to the Effective Time have been or will be duly and timely paid except as may be contested by Seller in good faith.

(b)           With respect to all taxes related to the Assets, (i) all material tax returns relating to such taxes required to be filed on or before the Effective Time by Seller with respect to any taxes for any period ending on or before the Effective Time have been timely filed with the appropriate governmental authority, (ii) to Seller’s Knowledge such tax returns are true and correct in all respects, and (iii) all taxes reported on such tax returns have been paid or provided for, except those being contested in good faith.

(c)           With respect to all taxes related to the Assets (i) there are not currently in effect any extension or waiver by Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any such taxes, and (ii) there are no administrative proceedings or lawsuits pending against the Assets or Seller with respect to the Assets by any taxing authority.

(d)           To Seller’s Knowledge, none of the Assets were bound as of the Effective Time or will be bound at Closing by any tax partnership agreement or other agreement binding upon Seller that would preclude Seller from being entitled to dispose of the property.

(e)           There are no liens for taxes encumbering any of the Assets.

Section 4.7             Leases.

To the Knowledge of Seller:

(a)           The Leases have been maintained according to their terms, in compliance with the agreements to which the Leases are subject; and

(b)           The Leases are presently in full force and effect; and all other oil and gas leases covering the Lands have expired and are no longer of any force or effect.

Section 4.8            Non-Foreign Representation.

Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the “Code” and the Income Tax Regulations promulgated thereunder (the “Income Tax Regulations”).

Section 4.9            Commitments for Expenditures.

Except as set forth on Schedule E there are no outstanding authorities for expenditures (AFE’s) which Seller has received from a third party operator, but has not responded to. Except as set forth on Schedule E, Seller has not consented to any AFEs that Seller reasonably anticipates will require expenditures by the owner of the Assets after the Effective Time in excess of $100,000.00 net to Seller’s interest.

Section 4.10          Compliance with Laws.

Except as disclosed on Schedule 4.10, the Assets operated by Seller are, and Seller’s operation of the same has been and currently is and to Seller’s Knowledge the non-operated

Assets are and the operation of the non-operated Assets has been and currently is, in substantial compliance with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets.

Section 4.11          Material Contracts.

(a)           Except as disclosed on Schedule 4.11(a), to Seller’s Knowledge, Seller has paid its share of all costs payable by it under the contracts set forth on Schedule A-3, and all such contracts are in full force and effect and constitute valid and binding obligations of the parties thereto.  Seller is not in breach or default (and no situation exists that, which the passing of time or giving of notice would create a breach or default) under any of such contracts, and no breach or default by any third party (or situation that, with the passing of time or giving of notice would create a breach or default) exists, except such defaults as would not, individually or in the aggregate have a material adverse effect.

(b)           To Seller’s Knowledge, Schedule A-3 sets forth all of the following contracts, agreements, and commitments (excluding Leases and surface contracts) to which any of the Assets will be bound as of the Closing: (i) any agreement with any Affiliate; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment on not more than 30 days prior written notice; (iii) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets; and (iv) any tax partnership agreement of or binding upon Seller affecting any of the Assets.

Section 4.12          Payments for Production and Imbalances.

(a)           Except as set forth on Schedule 4.12(a), Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

(b)           Schedule 4.12(b) sets forth all of Seller’s Imbalances and penalties as of the Effective Time arising with respect to the Assets and except as disclosed in Schedule 4.12(b) as of the Effective Time (i) no Person is entitled to receive any portion of the Seller’s Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Seller is not obligated to pay any penalties or other payments under any gas transportation or other agreement as a result of the delivery of quantities of gas from the Wells in excess of the contract requirements.

Section 4.13           Governmental Authorizations.

To Seller’s Knowledge, and except as disclosed on Schedule 4.13, Seller has (i) obtained and is maintaining all federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets operated by Seller as currently owned and operated and (ii) operated the Assets operated by Seller in accordance with the conditions and provisions of such Governmental Authorizations, except, in each of (i) and (ii) above, to the extent that such failure does not have a material affect on the Assets or the operation of the same.

Section 4.14           Payout Balances.

To Seller’s Knowledge, Schedule 4.14 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Time, for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 4.15           Bankruptcy.

To Seller’s Knowledge, there are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate.

Section 4.16           Brokerage Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

ARTICLE V

PURCHASER’S REPRESENTATIONS AND WARRANTIES

Section 5.1             Organization, Standing and Power.

Linn Energy Holdings, LLC is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation and Linn Operating, Inc. is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Purchaser is duly qualified to carry on its business in each state identified in Schedule A where the failure to so qualify would have a materially adverse effect on Purchaser’s business or properties in such state.

Section 5.2            Authority and Enforceability.

The execution and delivery by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement is the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equity principles.  Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will

(a)           conflict with or result in a breach of any provision of its certificate of incorporation, formation or bylaws (as applicable),

(b)           result in a material default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party or by which it or any of its properties or assets may be bound or

(c)           violate any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Purchaser, or any of its properties or assets, assuming receipt of all routine governmental consents normally acquired after the consummation of transactions such as transactions of the nature contemplated by this Agreement.

Section 5.3            Independent Evaluation.

Purchaser is knowledgeable and experienced in the evaluation, acquisition and operation of oil and gas properties.  Except as set forth in this Agreement, Purchaser acknowledges that Seller has made no representations or warranties as to the accuracy or completeness of such information, and, in entering into and performing this Agreement, Purchaser has relied and will rely solely upon its independent investigation of, and upon its own knowledge and experience and that of its advisors’ with respect to, the Assets and their value.

Section 5.4            Suits Affecting the Sale.

There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or governmental body and no legal, administrative or arbitration proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser or any Affiliate of Purchaser which has affected or could materially affect Purchaser’s ability to consummate the transactions contemplated by this Agreement.

Section 5.5            Eligibility.

The Purchaser is eligible under all applicable laws and regulations to own the Assets, including, without limitation, the Leases.

Section 5.6            Financing.

Purchaser has the financial ability to purchase the Assets, and Closing of the transaction is not contingent upon obtaining financing.

ARTICLE VI

ASSUMPTION OF OBLIGATIONS AND INDEMNIFICATION

Section 6.1            Assumption and Retention of Certain Liabilities and Obligations by Purchaser and Seller.

(a)           If the Closing occurs, (a) Purchaser assumes all obligations that are attributable to the Assets on or after the Effective Time including, but not limited to, any obligation for make-up gas according to the terms and conditions of the applicable gas contracts, and all obligations to properly plug and abandon all wells, pipelines and other facilities now or thereafter located on the Leases (regardless of whether any such obligation to plug and abandon is attributable to periods of time prior to or after the Effective Time) and restore the surface of the Leases in accordance with applicable lease or other agreements and governmental (including environmental) laws, orders and regulations, and (b) Purchaser agrees to execute and deliver any specific assumption agreements, bonds, or other financial assurances, if any, required to effectuate the assumption of such obligations.

(b)           Notwithstanding anything to the contrary in this Agreement, Seller will retain any liabilities of Seller or any of its Affiliates with regard to the Seller Plans (as defined in Section 14.4(c) or otherwise relating to any present or former employees of Seller or any of its Affiliates (“Seller Employee Liabilities”).

Section 6.2            Indemnification by Purchaser.

If the Closing occurs Purchaser agrees to release, indemnify, defend and hold harmless Seller, its agents and representatives from and against any and all suits, judgments, damages, claims, liabilities, losses, costs and expenses (including court costs and reasonable attorney’s fees)

(a)           that are attributable to the use, ownership and operation of the Assets arising and attributable to periods of time after the Effective Time (but including, the obligation to properly plug and abandon all wells now or hereafter located on the Leases), regardless of whether Seller, its agents and representatives were wholly or partially negligent or otherwise at fault,

(b)           that arise out of any breach by Purchaser of any representation, warranty, covenant or agreement hereunder.

Section 6.3            Indemnification by Seller.

If the Closing occurs, Seller agrees, for a period of one (1) year, two (2) years in the case of the special warranty of title described in Section 6.4(a), below, after the Effective Time, to release, indemnify, defend and hold harmless Purchaser from and against any and all suits, judgments, damages, claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees)

(a)           that are attributable to use, ownership or operation of the Assets attributable to periods of time prior to the Effective Time (other than relating to the obligation to properly plug and abandon wells located on the Leases) regardless of whether Purchaser was wholly or partially negligent or otherwise at fault, or

(b)           that arise out of any breach by Seller of any covenant, agreement, representation, or warranty, hereunder, including the special warranty of title contained in the conveyances to be delivered at closing,

(c)           that are attributable to claims by third parties for damages caused by or arising out of the escape of salt water prior to the Closing Date from the lands described on Schedule G, attached hereto, (the “Schedule G Lands”) or that are attributable to claims by the following former surface owners of said lands, Robert Milton O’Daniel, Cindy O’Daniel, and Lorin Patrick O’Daniel;

provided, however, that such indemnity, defense and hold harmless obligations shall not apply to (A) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, (B) any liability of Purchaser to Seller under the provisions of this Agreement, and (C) any amount in excess of twenty-five percent (25%) of the Purchase Price; and provided further, that if Purchaser (i) provides Seller with a plan (the “Mitigation Plan”) for mitigating the flow of water off of the Schedule G Lands by installing a water recovery system (the “Mitigation System”), (ii) implements the Mitigation Plan on or before March 31, 2010 (provided, however, that such date will be extended in the event of a force majeure or other delay caused by a third-party or governmental authority), (iii) maintains the Mitigation System as a prudent operator would, (iv) provides Seller with the opportunity to inspect the Mitigation System twice per year, once the Mitigation System is installed, (v) upon request (but no more frequently than once per year) provides the Seller with an annual report describing the amount of water that has been collected by the Mitigation System, and estimating the volume of water, if any, that has not been collected by the Mitigation System, and (vi) has not caused the release of water from the Schedule G Lands through Purchaser’s gross negligence or willful misconduct, then the indemnity provided in Section 6.3(c), above, shall be extended for so long as the foregoing described conditions are met by Purchaser, in no event however to exceed six (6) years after the Closing Date.  As used herein, force majeure shall mean acts of God; strikes, lockouts, or other industrial disturbances; acts of a public enemy; wars; blockades; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; storms (including but not limited to hurricanes or hurricane warnings); floods; washouts; arrests and restraints of the government, either federal or state, civil or military; civil disturbances; shutdowns for purposes of necessary repairs; relocation, or construction of facilities; breakage or accident to machinery or lines of pipe; the necessity for testing accidents; breakdowns and any other causes, whether of the kind enumerated or otherwise, which are not reasonably in the control of the party claiming suspension. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty and that the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of an opposing party when such course is inadvisable in the discretion of the party having the difficulty.

Section 6.4            Interpretation.

The provisions of each of the foregoing Sections 6.2 and 6.3 shall be interpreted as follows:

(a)           The indemnity provided for by each of such Sections shall extend to any loss, cost, expense, liability or damage (“Loss”) incurred or suffered by the indemnified party, including reasonable fees and expenses of attorneys, technical experts and expert witnesses reasonably incident to matters indemnified against.  The indemnity provided for in Section 6.3 with respect to a breach or failure of a special warranty of title of any interest contained in the conveyance shall be for a period of two (2) years following the Effective Time and shall be reduced by the value of production from the interest actually received by Purchaser (to the extent such production received is not subject to any repayment or offset), net of expenses incurred for the interest by the Purchaser, for which a special warranty of title was breached or failed, but only in proportion to and to the extent of such breach or failure.  After the Defective Interest Notice Date (prior to which the adjustment provisions of Section 3.4 also shall be in effect) and subject to the provisions of Section 3.6, the indemnity provided for herein shall be the sole and exclusive remedy, as between the parties hereto, for a breach or failure of a warranty or representation of title.  The adjustment provisions for breaches of title representations and warranties as set forth in Section 3.4 are applicable only as to breaches of title representations and warranties for which notice has been given on or prior to the Defective Interest Notice Date subject to the provisions of Section 3.6.  Subject to Section 3.6 and this Article 6, after the Defective Interest Notice Date, the exclusive applicable representations and warranties of title shall be the special warranty of title by, through and under Seller, contained in the conveyances delivered pursuant hereto, and not otherwise.

(b)           The amount of each payment claimed by an indemnified party to be owing as described in each of such Sections, together with a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed, shall be set forth by such party in a statement delivered to the indemnifying party or parties, as the case may be, setting forth the basis of such claim and shall be paid by such indemnifying party or parties, as the case may be, as and to the extent required herein with thirty (30) days after receipt of such statement.

(c)           Except each party’s obligations in Section 3.5, Section 6.1(b), Section 8.2, Section 8.3, Section 13.2(b)(iii), Article X, or Article XIV of this Agreement, and as may be permitted under the conveyances delivered hereunder, the remedies set forth in this Article VI shall be the sole and exclusive remedies of Seller and Purchaser for any breach of a covenant, agreement, representation or warranty, other than the special warranty of title to be included on any conveyance delivered to Purchaser at Closing.

Section 6.5            Notices.

(a)           Within sixty (60) days after notification to an indemnified party with respect to any claim or legal action or other matter that may or could result in a Loss for which indemnification may be sought under Article VI, but in any event in time sufficient for the indemnifying party to contest any action, claim or proceeding that has become the subject of proceedings before any court or tribunal, such indemnified party shall give written notice of such claim, legal action or other matter to the indemnifying party and, at the request of such indemnifying party, shall furnish the indemnifying party or its counsel with copies of all pleadings and other information with respect to such claim, legal action or other matter and shall, at the election of the indemnifying party made within sixty (60) days after receipt of such notice, permit the indemnifying party to assume control of such claim, legal action or other matter (to the extent only that such claim, legal action or other matter relates to a Loss for which the indemnifying party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the indemnified party, and the conduct, of litigation, through attorneys of the indemnifying party’s choice.  In the event of such an election by the indemnifying party,

(i)    any expense incurred by the indemnified party thereafter for investigation or defense of the matter shall be borne by the indemnifying party, and

(ii)   the indemnified party shall give all reasonable information and assistance, other than pecuniary, that the indemnifying party shall deem reasonably necessary to the proper defense of such claim, legal action, or other matter.

In the absence of such an election, the indemnified party will use its commercially reasonable efforts to defend any claim, legal action or other matter to which such other party’s indemnifications under this Article VI applies.

(b)           Failure to provide timely notice pursuant to subsection (a) of this Section 6.5 shall not deprive the party seeking indemnification of its right to indemnifications pursuant to this Article VI, although such party shall be liable for any damages occasioned by its delay in affording the party entitled to notice with such notice and shall not be entitled to indemnifications for any costs incurred during the period of such delay that could reasonably have been avoided by the indemnifying party if timely notice had been given.

Section 6.6             Tax Treatment of Indemnification Amounts.

Seller and Purchaser agree that any amounts recoverable by any party pursuant to this Article VI shall be treated as adjustments to the Purchase Price for all tax purposes.

ARTICLE VII

SELLER’S OBLIGATIONS PRIOR TO CLOSING

Section 7.1             Restrictions on Operations.

(a)            From the date hereof until the end of the Transition Period (as defined in Section 14.1), Seller shall (or, with respect to non-operated Wells, shall use its commercially reasonable efforts to cause the operator of all Wells in which it owns working interests to):

(i)            not abandon any Well on any Lease capable of commercial production, or release or abandon all or any part of the Assets capable of commercial production, or release or abandon all or any portion of the Leases without Purchaser’s written consent;

(ii)           not cause the Assets to be developed, maintained or operated in a manner materially inconsistent with prior operation;

(iii)          not commence or agree to participate in any operation on the Assets anticipated to cost in excess of one hundred thousand and NO/100 Dollars ($100,000.00) per operation net to Seller’s interest without Purchaser’s written consent (except emergency operations, operations required under presently existing contractual obligations, and operations undertaken to avoid any penalty provision of any applicable agreement or order);

(iv)          not create any lien, security interest or other encumbrance with respect to the Assets (except for Permitted Encumbrances), or, without Purchaser’s written consent, enter into any agreement for the sale, disposition or encumbrance of any of the Assets, or dedicate, sell, encumber or dispose of any oil and gas production, except in the ordinary course of business on a contract which is terminable on not more than thirty (30) days notice except production sold under a contract listed on Schedule A-3;

(v)           not agree to any alterations in the contracts included in or relating to a material portion of the Assets or enter into any material new contracts relating to the Assets (other then contracts terminable on not more than thirty (30) days notice) without Purchaser’s written consent;

(vi)          maintain in force all insurance policies covering the Assets;

(vii)         maintain the Leases in full force and effect and comply with all express or implied covenants contained therein (provided that this covenant shall not be deemed to expand Seller’s title warranties beyond those expressly contained in this Agreement);

(viii)        furnish Purchaser with copies of all AFE’s in excess of one hundred thousand dollars ($100,000.00) received or issued by Seller prior to the Closing.

(b)           From and after the date of this Agreement until the end of the Transition Period, Seller shall:

(i)            provide Purchaser with access (or, where Seller is not an operator, use its commercially reasonable efforts to arrange for access) to the Assets for inspection thereof at the sole cost, risk and expense of Purchaser;

(ii)           use reasonable efforts to obtain any and all necessary consents, waivers (including waiver of preferential purchase rights), permissions and approvals of third parties or governmental authorities in connection with the sale and transfer of the Assets other than approvals of federal lease assignments to Purchaser;

(iii)          cause to be filed all reports required to be filed by Seller with governmental authorities relating to the Assets;

(iv)          provide prompt notice to Purchaser of any notice received by Seller of a default, claim, obligation or suit which affects any of the Assets; and

(v)           notify Purchaser of any event, condition, or occurrence which results in any of the representations and warranties made herein to be untrue.

Section 7.2             Seller’s Operations

From the date hereof until the end of the Transition Period, Seller will (i) continue the routine operation of the Assets operated by Seller in the ordinary course of business; and (ii) operate the Assets operated by Seller in material compliance with all applicable laws and in material compliance with all Leases and contracts described in Schedule A-3.

Section 7.3             Operated Assets

Seller makes no representations or warranties to Purchaser as to transferability or assignability of operatorship of any Assets operated by Seller.  Rights and obligations associated with operatorship of such Assets are governed by operating and similar agreements covering the Assets and will be decided in accordance with the terms of such agreements. However, Seller will assist Purchaser in its efforts to succeed Seller as operator of any Wells included in the Assets.  For all assets operated by Seller, Seller shall execute and deliver to Purchaser and Purchaser shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Linn Operating, Inc., to the extent permitted or approved pursuant to the applicable operating agreement.

Section 7.4            Contract Operating, Marketing and Financial Services Agreement

Seller agrees to provide Purchaser those services listed in the Transition Services Agreement (“TSA”), which shall be substantially in the form attached hereto as Exhibit D, for the term as set forth in the TSA.

ARTICLE VIII

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 8.1            Government Reviews and Filings.

Both prior to and after the Closing, as appropriate, each of Seller and the Purchaser shall in a timely manner

(a)           make required filings with, prepare applications to and conduct negotiations with each governmental agency as to which such filings, applications or negotiations are necessary or appropriate for the consummation of the transactions contemplated hereby, and

(b)           provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.

Seller shall cooperate with and assist Purchaser in pursuing such filings, applications and negotiations, and Purchaser shall cooperate with and assist Seller with respect to such filings, applications and negotiations.  Each party shall be responsible for and shall make any governmental filings occasioned by the ownership or structure of such party.

Section 8.2            Confidentiality.

Until completion of the Closing (and without limitation in the event Closing should not occur for any reason), except as required by law, Purchaser and its officers, agents and representatives shall continue to be bound by the Confidentiality Agreement between the parties dated July 20, 2009.

Section 8.3            Taxes.

(a)           Each party shall provide the other party with reasonable information which may be required by the other party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction.  Each party shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes.  Notwithstanding anything to the contrary in this Agreement neither party shall be required at any time to disclose to the other party any tax returns or other confidential tax information.

(b)           Seller and Purchaser shall report the information required by Section 1060 of the Code, (or any corresponding state or local income tax statute), on all tax returns including, but not limited to, Internal Revenue Service Form 8594, in a manner consistent with

(i)            the allocations set forth on Schedule 2.3(b), as adjusted pursuant to this Agreement and

(ii)           the requirements of such Section 1060.

If, contrary to the intent of the parties hereto as expressed in this Section 8.3(b), any taxing authority makes or proposes an allocation different from the allocation determined under this Section 8.3(b), Purchaser and Seller shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or tax returns as may be reasonably required to protect its interests.

(c)           All ad valorem taxes, real property taxes, personal property taxes and similar obligations (“Property Taxes”) attributable to the Assets with respect to the tax period in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Purchaser based on the number of days in such period which fall on each side of the Effective Time (with the day on which the Effective Time falls being counted in the period after the Effective Time).  The owner of record on the assessment date shall file or cause to be filed all required reports and returns incident to the Property Taxes and shall pay or cause to be paid to the taxing authorities all Property Taxes relating to the tax period on which the Effective Time occurs.  If Seller is the owner of record on the assessment date, then Purchaser shall pay to Seller Purchaser’s pro rata portion of Property Taxes within 30 days after receipt of Seller’s invoice therefor, except to the extent taken into account as an adjustment to the Purchase Price pursuant to Section 2.4.  If Purchaser is the owner of record as of the assessment date then Seller shall pay to Purchaser Seller’s pro rata portion of Property Taxes within 30 days after receipt of Purchaser’s invoice therefor.

(d)           Subject to the provisions of Section 8.3(e), Seller shall indemnify Purchaser for all liabilities that are assessed against Purchaser for foreign, federal, state, local or Indian Tribal taxes in respect of the ownership or operation of the Assets prior to the Effective Time, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Purchaser), to the extent such liabilities exceed the amounts of such taxes paid by Seller; provided that Seller shall be entitled to all refunds or rebates of taxes paid in respect of the ownership or operation of the Assets prior to the Effective Time that may be received by Seller or Purchaser.  Subject to the provisions of Section 8.3(e), Purchaser shall indemnify Seller for all liabilities which are assessed against Seller for foreign, federal, state, local or Indian Tribal taxes, together with penalties and interest thereon (provided such penalties and interest do not result from the negligence, late filing, fraud or acts of misfeasance or malfeasance of Seller), to the extent such liabilities relate to the ownership or operation of the Assets from and after the Effective Time; provided, however, that such indemnity shall not apply to such taxes to the extent (but only to the extent) such taxes are included in the determination of the Final Purchase Price, and provided further, however, that Purchaser shall be entitled to all refunds or rebates of taxes attributable to the Assets on or after the Effective Time that may be received by Seller or Purchaser, except to the extent (but only to the extent) such refunds or rebates are included in the determination of the Final Purchase Price.  Seller and Purchaser agree that any amounts recoverable by any party pursuant to this Section 8.3(d) shall be treated as adjustments to the Purchase Price for all tax purposes.

(e)           In order for Seller or Purchaser (“Claimant”) to make a claim against the other (“Indemnitor”) under this Section 8, Claimant shall give prompt notice to Indemnitor of any liability for which Claimant would claim indemnification under this Section 8.3, which notice shall include the circumstances surrounding such liability.  Indemnitor shall then have the right but not the obligation, to contest such liability at its sole cost and expense by giving written notice to Claimant of such election within 30 days after Indemnitor receives Claimant’s notice.  Should Indemnitor fail to notify Claimant within such 30-day period, Indemnitor shall be deemed to have elected not to contest such liability.  Should Indemnitor elect (or be deemed to have elected) not to contest such liability, Indemnitor shall pay the full amount due under Section 8.3(d) in respect of such liability to Claimant in cash within 30 days after Indemnitor elects (or is deemed to have elected) not to contest such liability.  Except as specifically provided in this Section 8.3 with respect to certain tax issues which must be combined or joined with other tax issues, if Indemnitor elects to contest any such liability, Claimant shall give Indemnitor full authority to defend, adjust, compromise or settle such liability and any action, suit, or proceeding in which Indemnitor contests such liability, in the name of Claimant or otherwise as Indemnitor shall elect.  In any administrative or legal proceeding, Indemnitor shall employ counsel selected by it and reasonably acceptable to Claimant.  With respect to tax issues incident to any such liability that must be combined or joined with one or more other tax issues which Claimant desires to contest, Claimant and Indemnitor shall cooperate fully, and control of any administrative legal proceeding shall rest with the party having the greater ultimate liability (including liability under Section 8.3(d) for the taxes in dispute).  The party in control may not adjust, compromise or settle taxes which are contested by or on behalf of the other party without the consent of the other party.  With respect to any liability contested by Indemnitor under the terms of this Section 8.3(d), Indemnitor shall pay the full amount due under Section 8.3(d) in respect of such liability to Claimant in cash within 30 days after the liability is finally determined either by settlement or pursuant to the final unappealable judgment of a court of competent jurisdiction.

(f)            Purchaser shall pay and be liable for all sales taxes occasioned by the sale of the Assets and all documentary, transfer, filing, licensing, and recording fees required in connection with the processing, filing, licensing or recording of any assignments, titles, or bills of sale.

(g)           The provisions of Article VI limiting the obligations of Seller notwithstanding, the obligations of the parties pursuant to this Section 8.3 shall survive for a period of four (4) years following Closing.

Section 8.4            Receipts and Credits.

Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the ownership and operation of the Assets (a) for all periods of time from and subsequent to the Effective Time, shall be the sole property and entitlement of Purchaser, and to the extent received by Seller, Seller shall within 10 business days after such receipt, fully disclose, account for and transmit same to Purchaser and (b) for all periods of time prior to the Effective Time, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller within 10 business days.  Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Time, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same and (ii) for periods of time from and subsequent to the Effective Time, regardless of when due or payable, shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

Section 8.5            Suspense Accounts.

At the Closing, Seller agrees to transfer to Purchaser and provide information regarding all of Seller’s payable accounts holding monies in suspense attributable to the Assets.  Purchaser agrees to take and apply such monies in a manner consistent with prudent oil and gas business practices and to indemnify Seller against any claim relating to the failure to pay such funds after the Closing.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1            Seller’s Conditions.

The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to the Closing of the following conditions.

(a)           All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and Purchaser shall have performed and satisfied all agreements in all material respects required by this Agreement to be performed and satisfied by Purchaser at or prior to the Closing.

(b)           Seller shall have received a certificate dated as of the Closing, executed by the President or any Vice President of Purchaser, to the effect that the statements in Section 9.1(a) are true in all material respects at and as of the Closing.

(c)           No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this contract that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of Closing, except

(i)            any order affecting a matter with respect to which Seller has been adequately indemnified by Purchaser or

(ii)           any order affecting only a portion of the Assets, which portion of the Assets could be treated as a Casualty Loss in accordance with Section 3.5.

(d)           Seller shall have been provided with such documentation or other assurance as Seller deems necessary that Purchaser has obtained all bonds or approvals as may be required for assigning, owning or operating the Assets and all obligations associated with the Assets; or as may be necessary to comply with Purchaser’s assumption of obligations as described in Section 6.1, hereof.

Section 9.2            Purchaser’s Conditions.

The obligations of Purchaser at the Closing are subject, at the option of Purchaser, to the satisfaction at or prior to the Closing of the following conditions:

(a)           All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations were made at and as of the Closing, and Seller shall have performed and satisfied all agreements in all material respects required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

(b)           Purchaser shall have received a certificate dated as of the Closing, executed by the President or any Vice President of Seller, to the effect that

(i)            the statements in Section 9.2(a) are true in all material respects at and as of the Closing, and

(ii)           the covenants and agreements contained in Article VII have been performed in all material respects.

(c)           No order shall have been entered by any court or governmental agency having jurisdiction over the parties or the subject matter of this contract that restrains or prohibits the purchase and sale contemplated by this Agreement and which remains in effect at the time of closing, except

(i)            any order affecting a matter with respect to which Purchaser has been adequately indemnified by Seller or

(ii)           any order affecting only a portion of the Assets, which portion of the Assets could be treated as Casualty Loss in accordance with Section 3.5.

ARTICLE X

RIGHT OF TERMINATION AND ABANDONMENT

Section 10.1          Termination.

This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)           by Seller if the conditions set forth in Section 9.1 are not satisfied or waived as of the Closing Date;

(b)           by Purchaser if the conditions set forth in Section 9.2 are not satisfied or waived as of the Closing Date;

(c)           by Seller if, through no fault of Seller, the Closing does not occur on or before November 30, 2009;

(d)           by Purchaser if, through no fault of Purchaser, the Closing does not occur on or before November 30, 2009;

(e)           by either party as provided in Section 3.7; or

(f)            at any time by the mutual written agreement of Purchaser and Seller and in accordance with any other express provisions of this Agreement.

Section 10.2          Liabilities Upon Termination.

If this Agreement is terminated pursuant to Section 10.1(a), except by reason of a failure of the condition set forth in Section 9.1(c), or is terminated as a result of the negligence, fault or willful failure of Purchaser to perform its obligations hereunder, Seller shall be entitled to retain the Performance Deposit, plus any interest earned thereon, as liquidated damages for lost opportunities and not as a penalty.  If this Agreement is terminated for any other reason, Seller shall return the Performance Deposit to Purchaser, plus any interest earned thereon.  Upon termination of this Agreement by Seller pursuant to an express right to do so set forth herein, Seller shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber and otherwise dispose of the Assets to any party without any restriction under this Agreement.  In no event shall either party ever be entitled to consequential or speculative damages including, without limitation, lost profits.

ARTICLE XI

CLOSING MATTERS

Section 11.1          Time and Place of Closing.

(a)           The purchase by Purchaser and the sale by Seller of the Assets, as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Seller.  The time of the Closing shall be at 10:00 a.m., local time, on September 30, 2009.

(b)           The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 11.2          Closing Obligations.

At the Closing the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller shall execute, acknowledge and deliver to Purchaser

(i)            a General Assignment and Bill of Sale of the Assets in the form of Schedule F-1 attached hereto,

(ii)           assignments, bills of sale and conveyances (in sufficient counterparts to facilitate recording) substantially in the form of Schedule F-2 (the “Conveyance”) together with any transfer forms to be filed with governmental and tribal agencies conveying the Leases and Wells effective as of the Effective Time to Purchaser,

(iii)          letters in lieu of transfer orders in a form acceptable to both parties, and

(iv)          deeds, assignments, bills of sale and any other specialized instruments of transfer necessary to convey to or perfect in Purchaser the Assets other than the Leases and Wells;

(b)           Seller and Purchaser shall execute and deliver a preliminary settlement statement (the “Preliminary Settlement Statement”) prepared by Seller that shall set forth the Estimated Final Purchase Price together with the calculations of all adjustments using for such adjustments the best information available;

(c)           Purchaser shall deliver to Seller the Estimated Final Purchase Price by wire transfer in immediately available funds;

(d)           Seller shall deliver to Purchaser possession of the Assets;

(e)           Seller shall deliver to the Purchaser the certificate referred to in Section 9.2(b).

(f)            Purchaser shall deliver to Seller the certificate referred to in Section 9.1(b);

(g)           Purchaser shall assume the obligation to disburse all royalty, overriding royalty and other payments due under or with respect to the Leases to the extent Seller was responsible for such payments prior to the Closing, except to the extent described otherwise in the TSA;

(h)           Seller shall deliver a certificate of Non-Foreign Status of Seller that meets the requirements of Treasury Regulations § 1.1445-2(b)(2);

(i)            Seller and Purchaser shall execute the TSA; and

(j)            Seller and Purchaser shall execute and deliver all other documents or agreements called for herein.

ARTICLE XII

POST-CLOSING OBLIGATIONS

Section 12.1          Post-Closing Adjustments.

As soon as practicable after the Closing, but in no event later than one hundred eighty (180) days thereafter, Seller shall prepare and deliver to Purchaser a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments and the resulting Final Purchase Price.  Seller shall make its workpapers and other information available to Purchaser to review in order to confirm the adjustments shown on Seller’s draft.  As soon as practicable after receipt of the Final Settlement Statement, but in no event later than ninety (90) days thereafter, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes to make to the Final Settlement Statement.  Any failure by Purchaser to deliver to Seller the written report detailing Purchaser’s proposed changes to the Final Settlement Statement within ninety (90) days following Purchaser’s receipt of the Final Settlement Statement shall be deemed an acceptance by Purchaser of the Final Settlement Statement as submitted by Seller.  The parties shall agree with respect to the changes proposed by Purchaser, if any, no later than sixty (60) days after Seller receives from Purchaser the written report described above containing Purchaser’s proposed changes.  If the Purchaser and the Seller cannot then agree upon the Final Settlement Statement, the determination of the amount of the Final Settlement Statement shall be submitted to a mutually agreed firm of independent public accountants (the “Accounting Firm”).  The determination by the Accounting Firm shall be conclusive and binding on the parties hereto and shall be enforceable against any party hereto in any court of competent jurisdiction.  Any costs and expenses incurred by the Accounting Firm pursuant to this Section 12.1 shall be borne by the Seller and the Purchaser equally.  The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date.”  In the event

(a)           the Final Purchase Price is more than the Estimated Final Purchase Price, Purchaser shall pay to Seller the amount of such difference, or

(b)           the Final Purchase Price is less than the Estimated Final Purchase Price, Seller shall pay to Purchaser the amount of such difference,

in either event by wire transfer in immediately available funds or, if the amount of such difference is less than Twenty-Five Thousand and No/100 Dollars ($25,000.00), by check.  Payment by Purchaser or Seller, as the case may be, shall be within five (5) days of the Final Settlement Date.

Section 12.2          Files and Records.

Within thirty (30) business days following the Closing Date, Seller shall deliver to Purchaser at Purchaser’s expense the Records, to the extent not previously delivered.  For a period of seven (7) years after the Closing Date, Purchaser shall maintain the Records, and Seller shall have access thereto during normal business hours upon advance written notice to Purchaser to audit the same in connection with federal, state or local regulatory or tax matters, resolution of existing disputes or contract compliance matters affecting Seller.

Section 12.3          Further Assurances.

From time to time after Closing, Seller and Purchaser shall execute, acknowledge and deliver to the other such further instruments, and take such other action as may be reasonably requested in order more effectively to assure to said party all of the respective properties, rights, titles, interests and estates intended to be assigned and delivered in consummation of the transactions contemplated by this Agreement.

ARTICLE XIII

ENVIRONMENTAL MATTERS

Section 13.1          Purchaser Acknowledgment Concerning Possible Contamination of the Assets.

Purchaser is aware that the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other materials located on or under the Assets or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally-occurring radioactive materials (“NORM”).  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Assets.  Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Assets.

Purchaser will assume liability for the assessment, remediation, removal, transportation, and disposal of wastes, asbestos, hazardous substances, and NORM from the Assets and associated activities and will conduct these activities in accordance with applicable federal, state, and local laws, including statutes, regulations, orders, ordinances, and common law, currently enacted or enacted in the future and relating to protection of public health, welfare, and the environment, including those laws relating to storage, handling, and use of chemicals and other hazardous materials; those relating to the generation, processing, treatment, storage, transport, disposal, cleanup, remediation, or other management of waste materials or hazardous substances of any kind; and those relating to the protection of environmentally sensitive or protected areas (“Environmental Laws”).

Section 13.2          Adverse Environmental Conditions.

(a)           Purchaser will have until 5 Business Days before the Closing to notify Seller of any material adverse environmental condition of the Assets that Purchaser finds unacceptable and provide evidence of the condition to Seller.  An environmental condition is a material adverse environmental condition (“Condition”) only if all the following criteria are met:

(i)            The environmental condition is required to be remediated at the Effective Time under the Environmental Laws in effect at the Effective Time.

(ii)           The total of the cost to remediate each environmental condition identified by Purchaser to levels required by the Environmental Laws in effect at the Effective Time is reasonably estimated to be more than twenty-five thousand dollars ($25,000) (net to Seller’s interest).

(iii)          The environmental condition was not disclosed on Schedule G.

(b)           For any Condition Purchaser notifies Seller of in accordance with Section 13.2(a), Seller will have until two (2) Business Days before the Closing Date to elect any of the following:

(i)            adjust the Allocated Value for an Asset by a mutually acceptable amount reflecting Seller’s proportionate share, based on its working interest, of the cost reasonably estimated to remediate a Condition affecting the Asset and adjust the Purchase Price in accordance with Section 2.4 (b)(viii),

(ii)           remove the affected Asset from this Agreement and adjust the Purchase Price by the Allocated Value for the affected Asset in accordance with Section 2.4 (b)(viii), or

(iii)          indemnify the Purchaser for the Condition.  For avoidance of doubt Seller and Purchaser agree that if Seller elects to indemnify Purchaser for any Condition pursuant to this subsection, the duration and maximum amount of liability will be negotiated by the parties at the time of such election, and, if Purchaser and Seller are unable to agree on the duration and maximum amount of liability prior to Closing, Seller will elect to proceed under either subsection (i) or subsection (ii) with respect to the Affected Asset.

(c)           If Seller and Purchaser agree to an adjustment under subsection (b) (i), the adjustment will be the estimated cost to remediate the Condition, but only to the level required by the Environmental Laws in effect at the Effective Time, and only to the extent that the total value of all Conditions exceeds one percent (1%) of the Preliminary Purchase Price, it being understood by Purchaser and Seller that such amount is a deductible.

(d)           If the estimated cost to remediate any Condition exceeds one percent (1%) of the Preliminary Purchase Price, Purchaser may, prior to Closing, elect to remove the affected Asset from this Agreement and adjust the Purchase Price by the Allocated Value for the affected Asset in accordance with Section 2.4(b)(viii).

(e)           If, prior to Closing, Seller and Purchaser are unable to reach an agreement as to whether a Condition exists, or if it does exist, the cost estimated to remediate the Condition, each party shall have the right to submit the dispute to an independent expert (the “Independent Expert”), who shall serve as sole arbitrator.  If either party so elects, the affected Asset shall be removed from the Closing and the Preliminary Purchase Price shall be adjusted by the Allocated Value of the affected Asset in accordance with Section 2.4(b)(viii).  For a period of sixty (60) days following Closing the parties shall make good faith efforts to negotiate an agreement as to the affected Asset failing which the parties shall submit the dispute to the Independent Expert in accordance with the following procedure.  The Independent Expert shall be appointed by mutual agreement of Seller and Purchaser from among candidates with experience and expertise in the area that is the subject of such dispute, and failing such agreement, such Independent Expert for such dispute shall be selected in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”).  Disputes to be resolved by an Independent Expert under this subsection shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules.  The Independent Expert shall be instructed by the parties to resolve such dispute as soon as reasonably practicable in light of the circumstances.  The decision of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act.   Subject to Seller’s right to remove the affected Asset from this Agreement and terminate all further proceedings related to the affected Asset, the parties shall conduct a delayed Closing as to the affected Asset as soon as reasonably possible following the decision of the Independent Expert.  Except for the Closing Date, all other terms and provisions of this Agreement, including without limitation the Purchase Price adjustment provisions of Article II, shall apply to the delayed Closing of the affected Asset and all other conditions to Closing shall have been deemed satisfied as of the date of the delayed Closing.

Section 13.3           Disposal of Materials, Substances, and Wastes; Compliance with Law.

Except as provided for in Section 13.3, above, Purchaser will store, handle, transport, and dispose of or discharge all materials, substances, and wastes from the Assets (including produced water, drilling fluids, NORM, and other wastes), whether present before or after the Effective Time, in accordance with applicable local, state, and federal laws and regulations.  Purchaser will keep records of the types, amounts, and location of materials, substances, and wastes that are stored, transported, handled, discharged, released, or disposed of onsite and offsite.  When any lease terminates, an interest in which has been assigned under this Agreement, Purchaser will undertake additional testing, assessment, closure, reporting, or remedial action with respect to the Assets affected by the termination as is necessary to satisfy all local, state, or federal requirements in effect at that time and necessary to restore the Assets.

ARTICLE XIV

Employee Matters

Section 14.1           Continuing Employees.

From and after the date hereof, and throughout the term of the TSA (the “Transition Period”) Seller will assist Purchaser in seeking to retain certain of Seller’s employees to effectuate a smooth transition of the operation of the Assets to the Purchaser.  Within 10 days from the date hereof, Seller will provide Purchaser with a list of employees (the “Seller Employees”) available for employment with Purchaser, which will include the following data: name, job title, salary or wage, bonus eligibility, vacation eligibility, hire date, and service date.  The Seller Employees that Purchaser hires and who complete one hour of actual service with Purchaser are referred to as the “Continuing Employees.”

Section 14.2           No Obligation to Hire Seller Employees.

Nothing in this Agreement shall require or be construed or interpreted as requiring the Purchaser to offer employment to any employee of Seller or its Affiliates or to continue the employment of any employee of Seller or its Affiliates (including any Continuing Employees) following their respective Hire Date, or to prevent Purchaser thereof from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any Continuing Employees) following their respective Hire Dates.  Seller and the

Purchaser hereby acknowledge and agree that any employment offered by Purchaser to a Continuing Employee will be “at will” and may be terminated by the Purchaser or such Continuing Employee at any time for any reason (subject to applicable Laws and to any specific written commitments made to the contrary by Purchaser or by such Continuing Employee).  Further, any such offer of employment shall be on such terms and conditions as Purchaser determines and may be conditioned upon the Seller Employee’s passage of Purchaser’s pre-employment screening requirements.

Section 14.3           Interview, Screening, and Offers to Seller Employees.

(a)           Seller will notify the Seller Employees of Purchaser’s desire to interview them.  Seller and Purchaser will assist one another in providing such employees one or more meetings with representatives of Purchaser to discuss the capacity in which such persons may be employed by Purchaser and the terms and conditions under which such employment would be offered; provided, however, that no employee of Seller shall be required to accept an offer of employment with Purchaser thereof if such an offer is made.  Seller will retain all liability for all severance benefits owed to the employees of Seller who do not become Continuing Employees (including but not limited to any Seller Employees who receive but do not accept offers of employment from Purchaser) under Seller’s employment agreements, offer letters, or severance plans or policies, if any, as well as liability arising under the Worker’s Adjustment and Retraining Act (“WARN Act”).  During the Transition Period, Purchaser will provide offers of employment to the Seller Employees the Purchaser desires to hire, with each offer stipulating that the date for commencement of work is the date immediately following the termination date of the TSA (the “Hire Date”).  Purchaser will provide Seller with notice of the names of those Seller Employees to whom Purchaser intends to make employment offers two (2) days prior to making such offers.

(b)           No Seller Employee will become a Continuing Employee unless he or she (i) accepts Purchaser’s offer of employment under the terms provided in Purchaser’s offer, (ii) passes any required pre-employment screening required by Purchaser, and (iii) on the termination date of the TSA, is actively at work, on sickness or disability leave, or an approved leave of absence and (iv) completed one hour of actual service with Purchaser.

Section 14.4           Employee Benefits.

(a)           Purchaser will grant to the Continuing Employees credit for their past service years as outlined in the data provided by Seller to Purchaser pursuant to Section 14.1 for the following: (i) vesting and eligibility purposes under any employee benefit programs maintained by Purchaser in which they are available to participate and (ii) determining the duration and amount of their benefits under any sick pay or sick leave policy or vacation policy, maintained by Purchaser in which they are eligible to participate.  Seller must use commercially reasonable efforts to provide Purchaser with all necessary transition assistance, including any applicable service credit information relating to Continuing Employees, to enable Purchaser to develop and implement compensation and benefit plans and programs for any Continuing Employees.

(b)           Effective as of each Seller Employee’s respective Hire Date, such Seller Employee that becomes a Continuing Employee will cease to actively participate or be eligible to actively participate in any Seller Plan except where Seller Plan provides for continuation of benefits or conversion to individual insurance polices upon termination of employment with Seller.  Purchaser will not assume any Seller Plan or be liable in any respect for the funding of, or contributions to, or liabilities under any Seller Plan.  Until each Continuing Employee’s respective Hire Date, such Continuing Employee shall remain the employee of Seller and Seller shall provide his or her wages and employee benefits at Seller’s sole expense.  Without limiting the foregoing, or Section 6.1(b) or Section 6.3 of this Agreement for all periods prior to the Closing Date and from the Closing Date until each Seller Employee’s respective Hire Date, under the TSA, Seller shall be responsible for (i) the base salaries or wages and overtime payments of the Seller Employees along with any bonuses to which such Seller Employee may be entitled, (ii) the costs of the Seller Employees’ participation in the retirement, medical, dental and other employee benefit plans sponsored by Seller, (iii) workers’ compensation coverage of the Seller Employees, (iv) vacation and leave pay for the Seller Employees, (v) the employer’s portion of any health, life, disability or other insurance provided as a part of Seller’s employee benefit plans in effect after the Closing Date and in which the Seller Employees participate, (vi) the employer’s portion of all employee taxes (including Social Security, Medicare and unemployment taxes) and any tax withholdings required of the employer, and (vii) all payroll processing, payroll deduction, tax withholding and tax reporting services, employee benefit administration, claims processing, personnel administration, and all such related human resources services with respect to the Seller Employees.

(c)           When used in this Agreement:

(i)            the term “Seller Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change-in-control, termination pay, deferred compensation, retirement or pension payments, bonuses, performance awards, retention payments, incentive compensation, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any plans that would be “employee benefit plans” within the meaning of Section 3(3) of ERISA if they were subject to ERISA (such as foreign plans and plans for directors) which, in each case, is or ever has been sponsored, maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate of the Seller (present or former) for the benefit of any present or former employee or officer, consultant or similar representative of Seller or any of such ERISA Affiliates, and with respect to which Seller or any of such ERISA Affiliates has or may have any liability or obligation on behalf of any of such individuals.

(ii)           the term “ERISA Affiliate” means, with respect to any entity, any entity, trade or business that is a under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

Section 14.5           Control of Seller Employees.

Prior to the Hire Date, if any, of a Seller Employee, Seller has the right to control and direct the Seller Employees as to the performance of duties and as to the means by which such duties are performed, including the right to terminate the employment of any Seller Employee, provided that Purchaser will not be liable for any costs, expense, liabilities, severance benefits, or WARN Act liability, if any, related to any such terminated Seller Employee.    Notwithstanding the foregoing, prior to each Seller Employee’s respective Hire Date, Seller has the right to direct such employee to perform reasonable administrative duties on behalf of Seller in connection with the winding down of Seller’s services with respect to the Assets and the termination of any Seller Plan.  During the Transition Period, but prior to the Seller Employees’ respective Hire Dates, Seller will not permanently reassign, make compensation changes, promote or relocate any Seller Employee, other than in the ordinary course of business or as required by any Seller Plan or applicable law, without the written consent of Purchaser.  Seller will be responsible for complying with all safety, health and work-related laws, regulations and rules with respect to the Seller Employees employed by Seller during the Transition Period.  Nothing herein is intended to affect Seller’s status as employer of each Seller Employee while employed by Seller or Seller’s control over such individual until his or her respective Hire Date.

Section 14.6           Solicitation of Continuing Employees.

For the period beginning on each Continuing Employee’s Hire Date and ending on the date that is two (2) years after the Closing Date, neither Seller nor any of its Affiliates may, unless acting in accordance with Purchaser’s prior written consent, solicit, encourage or otherwise induce such Continuing Employee to leave the employment of Purchaser or become an employee of Seller or any of its Affiliates.  Notwithstanding the foregoing, neither Seller nor its Affiliates will be prohibited from hiring or contracting for the services of a Continuing Employee who has terminated his or her employment relationship with Purchaser without solicitation or inducement from Seller or its Affiliates.  A general advertisement by Seller or its Affiliates for employment that is not targeted at any Continuing Employee or group of Continuing Employees will not constitute a breach of the obligations of Seller or its Affiliates under this Section 14.6.

Section 14.7           Waiver of Restrictions on Continuing Employees.

On or before each Continuing Employee’s Hire Date, if any, Seller must (i) take and must cause its Affiliates to take any necessary action to waive any covenants not to compete, confidentiality provisions or similar restrictions under agreements between Seller and/or such Affiliates and the Continuing Employee that may be applicable to any Continuing Employee, but only to the extent any of the foregoing would preclude a Continuing Employee from accepting employment with Purchaser, and (ii) not restrain such Continuing Employee in any way in performing his services for the Purchaser.

Section 14.8           No Third Party Beneficiaries.

Notwithstanding any other provisions of this Agreement, the provisions of this Article XIV are not intended to and shall not create or confer any third-party beneficiary rights respecting any Seller Employee or Continuing Employee.

Article XV

MISCELLANEOUS

Section 15.1           Notices.

All communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if actually delivered or if mailed by registered or certified mail, postage prepaid, or if sent by overnight courier service, charges prepaid, or if sent by telecopy or facsimile machine, addressed to the party being notified as set forth below.  Any party may, by written notice so delivered to the other, change the address to which delivery shall thereafter be made.  Notices to Seller and Purchaser shall be made at the addresses set forth below:

(a)           If to Seller, to:

Forest Oil Corporation

707 17th Street, Suite 3600

Denver, CO  80202

FAX:  (303) 812-1445

ATTN:  General Counsel

(b)           If to Purchaser, to:

Linn Energy Holdings, LLC

600 Travis Street, Suite 5100

Houston, Texas  77002

FAX:  281-840-4001

ATTN: Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary

All notices shall be deemed given at the time of receipt by the party to which such notice is addressed.

Section 15.2           Binding Effect.

This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

Section 15.3           Counterparts.

This Agreement may be executed in any number of counterparts, which taken together shall constitute one and the same instrument and each of which shall be considered an original for all purposes.

Section 15.4           Expenses.

All expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances and the Schedules hereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, engineers, accountants and financial advisors employed by Seller shall be borne solely and entirely by Seller; and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 15.5           Section Headings.

The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 15.6           Entire Agreement.

This Agreement, the documents to be executed hereunder, and the Schedules attached hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.  All of the Schedules referred to in this

Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

Section 15.7           Conditions.

The inclusion in this Agreement of conditions to Seller’s and Purchaser’s obligations at Closing shall not, in and of itself, constitute a covenant of either Seller or Purchaser to satisfy the conditions to the other party’s obligations at Closing.

Section 15.8           Governing Law.

THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS SITUATED.  THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS AND THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS SHALL BE THE SOLE VENUE FOR THE RESOLUTION OF ANY DISPUTES ARISING HEREUNDER.

Section 15.9           Assignment.

Neither Party may assign all or any portion of its respective rights or delegate any portion of its respective duties hereunder without the prior written consent of the other Party.

Section 15.10         Public Announcements.

Prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and attempt to obtain approval of the other party or parties hereto to the text of a public announcement or statement to be made solely by Seller or Purchaser, as the case may be; provided, however, if Seller or Purchaser is required by law to make such public announcement or statement, then the same may be made without the approval of the other party; provided further, however, neither party may identify the other party by name in any such announcement or statement or filing with the Securities and Exchange Commission without the other party’s prior written consent.

Section 15.11         Notices After Closing.

Each of the parties hereto shall notify the others of its receipt, after the Closing Date, of any instrument, notification or other documents affecting the Assets while owned by such other party or parties.

Section 15.12         Waiver of Compliance with Bulk Transfer Laws.

Purchaser waives compliance with any applicable bulk transfer laws relating to the transactions contemplated by this Agreement.

Section 15.13         Waiver.

The parties agree that to the extent required by applicable law, rule or order to be operative the disclaimers of certain warranties contained in this Section and in the conveyancing documents to be delivered pursuant to this Agreement are “conspicuous” disclaimers for the purposes of any such applicable law, rule or order.  SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY WARRANTY AS TO THE CONDITION OF ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS, INCLUDING:

(a)           ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY;

(b)           ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE;

(c)           ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,

(d)           ANY RIGHTS OF PURCHASER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, AND

(e)           ANY CLAIM BY PURCHASER FOR DAMAGE BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING EXPRESSLY UNDERSTOOD BY PURCHASER THAT SAID PERSONAL PROPERTY, FIXTURES, EQUIPMENT, AND ITEMS ARE BEING CONVEYED TO PURCHASER “AS IS”, “WHERE IS”, WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND THAT PURCHASER WILL MAKE, PRIOR TO CLOSING, SUCH INSPECTIONS THEREOF AS PURCHASER DEEMS APPROPRIATE.

Except as otherwise expressly set forth herein, Seller also expressly disclaims and negates any implied or express warranty as to the accuracy of any of the information furnished with respect to the existence or extent of reserves or the value of the Assets based thereon or the condition or state of repair of any of the Assets (it being understood that all estimates of quantities of oil and gas reserves on which Purchaser has relied or is relying have been derived by individual evaluation of Purchaser).  Purchaser EXPRESSLY WAIVES THE PROVISIONS OF CHAPTER XVII, SUBCHAPTER E, SECTION 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE CODE (the “Deceptive Trade Practices Act”).

Section 15.14         Bonds.

Except for bonds, letters of credit and guarantees related primarily to the Excluded Assets, Schedule 15.14 identifies the bonds, letters of credit and guarantees posted by Seller in conjunction with ownership or operation of the Assets as of the date of this Agreement.

The signature page follows

SELLER:	FOREST OIL CORPORATION

	By:	/s/ Glen J. Mizenko
	Name:	Glen J. Mizenko
	Title:	Senior Vice President Business Development and Engineering

SELLER:	FOREST OIL PERMIAN CORPORATION

	By:	/s/ Glen J. Mizenko
	Name:	Glen J. Mizenko
	Title:	Vice President Business Development

PURCHASER:		LINN ENERGY HOLDINGS, LLC

	By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Title:	President and Chief Operating Officer

PURCHASER:		LINN OPERATING, INC.

	By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Title:	President and Chief Operating Officer